    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 1999.


                                                      REGISTRATION NO. 333-67665
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           KEY ENERGY SERVICES, INC.

             (Exact name of registrant as specified in its charter)

                          MARYLAND                                                    04-2648081
      (State or other jurisdiction of incorporation or                   (I.R.S. Employer Identification No.)
                       organization)

                          TWO TOWER CENTER, 20TH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816
                                 (732) 247-4822
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                FRANCIS D. JOHN
                          TWO TOWER CENTER, 20TH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816
                                 (732) 247-4822
(Name, address and telephone number, including area code, of agent for service)
                             ---------------------
                                With Copies To:

                    JACK D. LOFTIS, JR.                                            SAMUEL N. ALLEN
                 KEY ENERGY SERVICES, INC.                                     PORTER & HEDGES, L.L.P.
                TWO TOWER CENTER, 20TH FLOOR                                  700 LOUISIANA, 35TH FLOOR
              EAST BRUNSWICK, NEW JERSEY 08816                                   HOUSTON, TEXAS 77002
                       (732) 247-4822                                               (713) 226-0600

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the Registration Statement becomes effective.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE



---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM           PROPOSED
          TITLE OF EACH CLASS OF               AMOUNT TO BE            OFFERING          MAXIMUM AGGREGATE         AMOUNT OF
      SECURITIES TO BE REGISTERED(1)           REGISTERED(2)        PRICE PER UNIT       OFFERING PRICE(3)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities...........................
Preferred Stock...........................
Common Stock, $.10 per share..............
Warrants..................................
Guarantees(7).............................
        Total.............................    $500,000,000(4)            (4)             $500,000,000(5)(6)           (8)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Also includes such indeterminate number of shares of Common Stock and/or Preferred Stock and/or amount of Debt Securities as may be issued upon conversion or exercise of any Debt Securities, Preferred Stock and/or Warrants that provide for conversion or exercise into other securities.


(2) Or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in an aggregate public offering price of $500,000,000.


(3) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).


(4) Pursuant to General Instruction II.D of Form S-3, not specified as to each class and/or series of securities to be registered.


(5) Represents the aggregate (i) issue price of any Debt Securities issued with original issue discount, (ii) principal amount of all Debt Securities, Preferred Stock or Warrants, (iii) amount used when computing the registration fee pursuant to Rule 457(c) for Common Stock, (iv) liquidation preference of any Preferred Stock, (v) issue price of any Warrants and (vi) exercise price of any securities issuable upon exercise of Warrants.


(6) No separate consideration will be received for any Debt Securities, Preferred Stock or Common Stock issuable upon conversion of Debt Securities or Preferred Stock.


(7) Guarantees that may be provided by the subsidiaries named in the "Table of Additional Registrants" on the following page, with respect to the debt securities registered hereunder. No additional consideration will be received for such guarantees. Pursuant to Rule 457(n) under the Securities Act, no additional filing fee is required in connection with such guarantees.


(8) $139,000 of the Registration Fee was previously paid.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS


                    UNDER REGISTRATION STATEMENT ON FORM S-3



     The following subsidiaries of Key Energy Services, Inc. are co-registrants under this Registration Statement for the purpose of providing guarantees, if any, of payments on debt securities registered hereunder:



                                                              JURISDICTION OF         I.R.S.
NAME                                                           INCORPORATION      IDENTIFICATION
----                                                          ---------------     --------------
Yale E. Key, Inc............................................     Texas              75-1074929
Key Energy Drilling, Inc....................................    Delaware            22-3363468
WellTech Eastern, Inc.......................................    Delaware            38-3283245
Odessa Exploration Incorporated.............................    Delaware            06-1377021
Kalkaska Oilfield Services, Inc.............................    Michigan            38-3083604
Well-Co Oil Service, Inc....................................     Nevada             75-2513771
Patrick Well Service, Inc...................................     Kansas             48-0799851
Mosley Well Service, Inc....................................   Louisiana            72-0741713
Ram Oil Well Service, Inc...................................   New Mexico           85-0288625
Rowland Trucking Co., Inc...................................   New Mexico           85-0406689
Landmark Fishing & Rental, Inc..............................    Oklahoma            73-1251811
Dunbar Well Service, Inc....................................    Colorado            83-0222628
Frontier Well Service, Inc..................................    Wyoming             84-0532131
Key Rocky Mountain, Inc.....................................    Delaware            22-3530272
Key Four Corners, Inc.......................................    Delaware            22-3530274
Jeter Service Co............................................    Oklahoma            73-1143249
Jeter Well Service, Inc.....................................    Oklahoma            73-1290848
Jeter Transportation, Inc...................................    Oklahoma            73-1387484
Industrial Oilfield Supply, Inc.............................    Oklahoma            73-1387482
Brooks Well Servicing, Inc..................................    Delaware            75-2739749
Updike Brothers, Inc........................................    Wyoming             83-0176350
J.W. Gibson Well Service Company............................    Delaware            74-2035372
Key Energy Services -- South Texas, Inc.....................    Delaware            22-3594553
Key Energy Services -- California, Inc......................    Delaware            22-3617958
Watson Oilfield Service & Supply, Inc.......................    Delaware            22-3582713
WellTech Mid-Continent, Inc.................................    Delaware            73-1532154
Dawson Production Management, Inc...........................    Delaware            76-0525388
Dawson Production Taylor, Inc...............................    Delaware            52-2045563
Dawson Production Acquisition Corp..........................    Delaware            52-2022906
Dawson Production Partners, L.P.............................    Delaware            76-0525389

                  SUBJECT TO COMPLETION, DATED MARCH 11, 1999.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                    KEY LOGO


                                  $500,000,000


                           KEY ENERGY SERVICES, INC.


                                Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants

                               ------------------

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. This means:

     - we may issue the debt securities, preferred stock, common stock and warrants covered by this prospectus from time to time;

     - we will provide a prospectus supplement each time we issue the securities;

     - the prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

     Our common stock is listed and traded on the New York Stock Exchange under the symbol "KEG."


  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 IN THIS PROSPECTUS.


Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


                    This Prospectus is dated March   , 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.


                               TABLE OF CONTENTS


SECTION                                                       PAGE
-------                                                       ----
Where You Can Find More Information.........................    3
Key Energy Services, Inc....................................    4
Ratio of Earnings to Fixed Charges..........................    7
Forward-looking Statements..................................    8
Risk Factors................................................    8
Use of Proceeds.............................................   13
Plan of Distribution........................................   14
Description of Debt Securities..............................   16
Description of Capital Stock................................   21
Description of Warrants.....................................   22
Legal Matters...............................................   22
Experts.....................................................   22

                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the SEC a registration statement on Form S-3 (Reg. No. 333-67665) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

     SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus:


     - Annual Report on Form 10-K for the year ended June 30, 1998, as amended by Annual Report on Form 10-K/A filed on October 28, 1998, and as further amended by Annual Report on Form 10-K/A2 filed on March * , 1999;



     - Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;



     - Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;



     - Current Reports on Form 8-K, filed on September 28, 1998, Form 8-K/A filed on October 28, 1998, Form 8-K filed on December 21, 1998, Form 8-K filed on February 3, 1999 and Form 8-K/A filed on March * , 1999;


     - Proxy Statement on Schedule 14A, dated November 17, 1998;

     - Tender Offer Statements on Schedule 14D-1, filed on August 17, 1998 and on Schedule 14D-1/A filed on August 26, 1998 and September 15, 1998; and


     - The description of our common stock contained in Form 8-A dated March 27, 1998, including any amendments or reports that have been filed to update the description.


     You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address:


    Key Energy Services, Inc.

    Two Tower Center, 20th Floor
    East Brunswick, New Jersey 08816
    (732) 247-4822

                           KEY ENERGY SERVICES, INC.



BUSINESS



     We are the world's largest onshore oil and gas well service and workover company based on the number of rigs we own and available industry data. We provide a complete range of rig-based well maintenance, workover, completion, recompletion, contract drilling and non-rig ancillary well services to major and independent oil and gas companies. We believe that we have the most comprehensive array of services of any participant in the market and have differentiated ourself from our competitors by our position as a single-source provider of multiple well-head based services and products across multiple geographic regions. In addition to maintenance and workover services, we provide services that include:


     - the completion of newly drilled wells;

     - the recompletion of existing wells (including horizontal recompletions);


     - plugging and abandonment of wells at the ends of their useful lives;


     - oilfield fluid and equipment transportation;

     - oilfield fluid storage and disposal services;

     - fishing and rental tools;

     - wireline services;

     - air drilling;

     - hot oiling; and

     - production testing services.


     Areas of Operation. Our principal operating regions in the United States include West Texas and Eastern New Mexico, the Gulf Coast, Oklahoma, Michigan, the Appalachian Basin, the Rocky Mountains, the Ark La Tex region, the Four Corners area and California. We also operate in Argentina and have limited operations in Ontario, Canada.



     Operating Assets. We estimate that our share of the domestic onshore well service rig fleet is approximately 33% based on the number of rigs we own and available industry data. Our operating assets consist of approximately 1,420 well service and workover rigs, 75 drilling rigs and 1,130 oil field trucks.



     Acquisitions. We have pursued an acquisition strategy designed to consolidate a highly fragmented industry that is primarily comprised of small, regional well service companies. Over the last three years, we have completed over 50 acquisitions, for an aggregate consideration of approximately $807 million. In September 1998, we purchased Dawson Production Services, Inc., which was the third largest onshore oil and gas well service and workover company in the United States based on the number of rigs they owned and available industry data. Our share of the domestic onshore well service rig fleet has increased from approximately 3% at February 1996 to approximately 33% currently.



     As a result of our consolidation strategy, we have realized significant revenue and EBITDA growth. Our revenues have grown from $44.7 million in fiscal 1995 to $645.4 million on a pro forma basis in fiscal 1998. In the same time period, EBITDA has grown from approximately $7.5 million to $137.8 million on a pro forma basis.

COMPANY STRENGTHS



     Market Leadership. Based on total well service rig count, we are nearly twice as large as our next largest competitor and over 15 times larger than our second largest domestic onshore competitor. Our market leadership enables us to enter into strategic alliances with major and independent oil and gas producers, resulting in a more predictable and reliable revenue stream. Additionally, we have achieved a lower cost structure through operational efficiencies, improved purchasing power and lower general and administrative costs.



     Full Service Line. Exploration and production companies increasingly are demanding a single source provider for well and workover services. We believe the breadth and reliability of our services positions us as the service provider of choice in our operating regions.



     Recurring Baseline Business. We believe a majority of our revenues are derived from maintenance-related expenditures by oil and gas producers. These expenditures are made to maintain current production from existing wells. Because maintenance-related services are necessary for continued, efficient production, they are less likely to be cut or deferred than other services, such as exploration and development, drilling and completion services. As a result, the need for maintenance-related services generally is less sensitive to changes in oil and gas prices than non maintenance-related services.



     Diversified Operations. We are geographically diversified, with a presence in all major onshore oil and gas producing regions in the continental United States. Although the range of services varies from region to region, we generally provide a full range of well services in each region. We have over 1,000 customers, including large and independent oil and gas producers as well as smaller, regional operators. For fiscal 1998, no single customer accounted for more than 5% of our revenues.



BUSINESS STRATEGY



     Our strategy is to achieve profitable growth by:



     Offering a Complete Range of Services. We seek to meet the demands of our large and diverse customer base with a full service offering because customers in our industry increasingly turn to single source providers for well and workover rig services. This strategy allows us to cross-market our services and to appeal to an even broader customer base by enhancing our position as a "one-stop" source of well services. Our ability to cross-market additional services to the customers of our acquired companies also has enhanced revenue potential and increased operational efficiency. We believe our ability to be a single source provider in multiple operating regions has increased our market share, differentiated us from our competitors and provided greater recurring business.



     Maximizing Efficiencies of Recent Acquisitions. The success of our acquisition strategy depends on our ability to maximize the economies of scale and synergies resulting from our increased size and to achieve reduced operating costs through the consolidation process. The integration of our acquisitions in the last three years has resulted in the elimination of excess personnel, office facilities, regional facilities and yards, resulting in cost savings and improved operating margins. We intend to continue to focus on cost reductions to optimize future operating margins and cash flow.



     Making Selective Acquisitions. We have made substantial progress in our strategy to consolidate the well service industry by acquiring the companies and operations that we believed were best suited to our ongoing business plans. The success of our consolidation efforts has resulted in fewer opportunities to make significant well service industry acquisitions. Nonetheless, we may make niche acquisitions that offer the opportunity for geographic expansion and product line extension.



RECENT DEVELOPMENTS



     In response to the current industry downturn caused by historically low oil and gas prices and the resulting slowdown in our business, on December 7, 1998, we announced a company-wide restructuring plan to reduce operating costs beyond those achieved through our consolidation efforts. The plan involved a reduction in the size of our management and on-site work force, salary reductions of up to 20% for senior management, the combination of previously separate operating divisions and the elimination of redundant divisional overhead and facilities. We currently expect approximately $9 million of annualized cost savings from this plan within the next six months. The restructuring plan resulted in a one-time pretax charge to earnings of approximately $6.7 million in the second fiscal quarter ending December 31, 1998. In addition, we have completed the integration of Dawson into our business, from which we expect annualized cost savings of approximately $12 million. In connection with the Dawson acquisition, we anticipate we will incur an additional, extraordinary pretax charge of approximately $6.1 million in the third fiscal quarter ending March 31, 1999, expensing debt issuance costs and fees related to the syndication of our bridge credit facility.



     Due to weakness of oil and gas prices, demand for our services declined throughout the second fiscal quarter ending December 31, 1998 and has continued to decline during the third fiscal quarter ending March 31, 1999. By December 31, 1998, oilfield service industry activities were at depressed levels because many oil companies either reached their 1998 capital budget targets or reduced spending in light of the current commodity price environment. If oil and gas prices remain at or above the levels encountered at the end of calendar 1998, we believe average monthly oilfield services spending by oil and gas companies in calendar 1999 will be at levels greater than at the end of calendar 1998 as companies implement their 1999 capital budgets, although much of their spending could be weighted toward the end of the calendar year. Should this scenario materialize, our results, including EBITDA and financial condition could be materially and adversely impacted in our third and fourth fiscal quarters.



     In light of current market conditions, we recently renegotiated certain financial covenants in our credit facility to levels that we believe will allow us to remain in compliance for the remainder of calendar 1999. However, if demand for our services does not increase and our operating performance does not improve from the levels of November and December of 1998, we may require further covenant relief or waivers from our lenders during calendar 1999 to remain in compliance with certain of our financial covenants.



     We believe if demand for our services increases, our aggressive restructuring plan and other cost saving initiatives have positioned us for strong performance. No assurance can be given, however, that we will be able to realize the anticipated cost savings from the restructuring plan or that demand for our services will return to or exceed historical levels.


                           -------------------------


     Our principal executive offices are located at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816 and our phone number is (732) 247-4822.

                       RATIO OF EARNINGS TO FIXED CHARGES



     The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:



                                   SIX MONTHS ENDED
   FISCAL YEAR ENDED JUNE 30,        DECEMBER 31,
1994   1995   1996   1997   1998         1998
----   ----   ----   ----   ----   ----------------
2.65   2.57   2.62   2.52   2.61         0.67



     For these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expenses, amortization of debt issuance expenses and the portions of rentals and lease obligations representative of interest factor.

                           FORWARD-LOOKING STATEMENTS



     The statements made in this prospectus or in the documents we have incorporated by reference that are not statements of historical fact are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe," or similar terminology.



     The forward-looking statements include discussions about business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources, and statements concerning the integration into our business of the operations we have acquired. Although we believe that the expectations in such statements are reasonable, we cannot give any assurance that those expectations will be correct.



     We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.



     Our operations are subject to several uncertainties, risks and other influences, many of which are outside our control and any of which could materially affect our results of operations and ultimately prove the statements we make to be inaccurate.



     Important factors that could cause actual results to differ materially from our expectations are discussed under the heading "Risk Factors" and elsewhere in this prospectus.


                                  RISK FACTORS

     You should consider the following risk factors and other information in this prospectus before deciding to buy our securities.


RISKS ASSOCIATED WITH OIL AND GAS INDUSTRY -- OUR BUSINESS IS DEPENDENT ON CONDITIONS IN THE OIL AND GAS INDUSTRY, ESPECIALLY THE PRODUCTION EXPENDITURES OF OIL AND GAS COMPANIES.



     The demand for our services is directly influenced by current and anticipated oil and gas prices, oil and gas production costs, and government regulation and conditions in the worldwide oil and gas industry, and particularly on the level of development, exploration and production activity of, and corresponding spending by, oil and gas companies. Most of our operations are in the United States where the demand for well servicing and related services currently is depressed in many markets because of weak oil prices, which currently are at a twelve-year low. Continued weakness in oil and gas prices may cause lower day rates and lower utilization of available well service equipment. In addition, when oil prices are weak, fewer wells are drilled, resulting in less drilling and less maintenance work for us. Periods of diminished or weakened demand may continue to occur. In light of these and other factors relating to the oil and gas industry, our historical operating results may not be indicative of future performance. In addition, reductions in oil prices can result in a reduction in the trading prices of our securities, even if the reduction in oil prices does not affect our business generally.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR CURRENT INDEBTEDNESS.



     We have a significant amount of indebtedness. The following chart shows certain important credit statistics:



                                                               DECEMBER 31, 1998
                                                               -----------------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
Total debt..................................................       $849,381
Stockholders' equity........................................        144,622
Debt to equity ratio........................................         5.87:1



     Our substantial indebtedness could:



     - increase our vulnerability to general adverse economic and industry conditions;



     - limit our ability to fund future working capital, capital expenditures and other general corporate requirements;



     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;



     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;



     - place us at a competitive disadvantage compared to our competitors that have less debt; and



     - limit, along with the financial and other restrictive covenants in our credit facility, among other things, our ability to borrow additional funds. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.



ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES STILL MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER INCREASE THE RISKS DESCRIBED ABOVE.



     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Our credit facility currently permits additional borrowings of up to approximately $30 million. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.



ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.



     Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.



     We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding debt, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility, on commercially reasonable terms or at all.



RISKS ASSOCIATED WITH INTEGRATION OF ACQUISITIONS -- WE HAVE PURSUED, AND INTEND TO CONTINUE TO PURSUE, ACQUISITIONS. OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE CANNOT EFFECTIVELY INTEGRATE ACQUIRED OPERATIONS.



     One of our business strategies has been to acquire operations and assets that are complementary to our existing businesses. In the last twelve months, our acquisitions have doubled the number of well service rigs we own. Our revenues have grown from $44.7 million in fiscal 1995 to $645.6 million on a pro forma basis in fiscal 1998, largely as a result of acquisitions. Acquiring operations and assets involves financial, operational and legal risks. These risks include the difficulty of assimilating operations, systems and personnel of the acquired businesses and maintaining uniform standards, controls, procedures and policies. Any future acquisitions would likely result in an increase in expenses. In addition, competition from other potential buyers could cause us to pay a higher price than we otherwise might have to pay and reduce our acquisition opportunities. Moreover, our past success in making acquisitions and in integrating acquired businesses does not necessarily mean we will be successful in making acquisitions and integrating businesses in the future.



OPERATING RISKS; INSURANCE -- OUR BUSINESS COULD BE ADVERSELY AFFECTED BY CERTAIN OPERATING RISKS, AND OUR INSURANCE MAY NOT BE ADEQUATE TO COVER ALL LOSSES OR LIABILITIES WE MIGHT INCUR IN OUR OPERATIONS.



     Our operations are subject to many hazards. These hazards include explosions, blow-outs, reservoir damage, loss of well control, cratering, fires and damage to the environment. In addition, we are subject to seasonal risks caused by adverse weather conditions such as rain and flooding, high winds and severe winter storms. Operations in northern regions are subject to limitations on transporting equipment during the spring thaw. These hazards and risks could cause the suspension of operations, damage to or destruction of our equipment and the property of others and injury or death to field personnel. Like most companies in our industry, we have experienced some of these incidents in our operations. The frequency and severity of these incidents affect our operating costs and our relationships with customers, employees and regulators. Any significant increase in the frequency or severity of such incidents, or the general level of compensation awards, could affect our ability to obtain insurance and could have a material adverse effect on our business. We have insurance, customary in the industry, to protect against these liabilities. However, this insurance is capped at $50 million per incident and does not provide coverage for all liabilities. Our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations. To the extent our liability for any particular loss or liability exceeds the $50 million cap, we would incur costs for the excess. Moreover, we may not be able to maintain insurance at adequate levels or at reasonable rates and particular types of coverage may not be available in the future.



COMPETITION



     We experience intense competition in our markets. Certain of our competitors have greater financial and other resources than we do.

POTENTIAL LABOR SHORTAGE -- WE HISTORICALLY HAVE EXPERIENCED A HIGH EMPLOYEE TURNOVER RATE. ANY DIFFICULTY WE EXPERIENCE REPLACING OR ADDING WORKERS COULD ADVERSELY AFFECT OUR BUSINESS.



     We historically have experienced an annual employee turnover rate of over 50%. The high turnover rate is caused by the nature of the work, which is physically demanding and performed outdoors. As a result, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. Although we currently are downsizing our workforce, we cannot assure that at times of high demand we will be able to recruit and train workers. Potential inability or lack of desire by workers to commute to our facilities and job sites and competition for workers from other industries are factors that could affect our ability to attract workers. We believe that our wage rates are competitive with the wage rates of our competitors and other potential employers. A significant increase in the wages other employers pay could result in a reduction in our workforce, increases in our wage rates, or both. Either of these events could diminish our profitability and growth potential.



GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS -- WE MAY BECOME LIABLE FOR PENALTIES UNDER A VARIETY OF ENVIRONMENTAL LAWS AND GOVERNMENT REGULATIONS EVEN IF WE DO NOT CAUSE ANY ENVIRONMENTAL PROBLEMS. CERTAIN CHANGES IN ENVIRONMENTAL LAWS AND GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.



     Our operations are subject to foreign, federal, state and local laws and regulations relating to protection of the environment, natural resources, health and safety, waste management and transportation of waste and other materials including hydrocarbons and chemicals. Our fluid services include injection operations that pose certain risks of environmental liability. Although we monitor the injection process, the possibility exists of leakage to surface or subsurface soils or groundwater, which could result in cancellation of well operations, fines and penalties, expenditures for remediation, and liability for property damages and personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations also may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. In addition, our operations may be subject to potential liability for environmental clean up at currently or previously owned or operated properties or off-site locations where we sent, disposed of, or arranged for disposal of hazardous materials. A party can be liable for environmental damage without regard to its negligence or fault. Therefore, we could incur liability based on the conduct of others, or for acts that were lawful at the time we performed them. Environmental laws have become more stringent over the years. The modification or interpretation of existing laws or regulations, the adoption of new laws or regulations or the more vigorous enforcement of environmental laws or regulations could curtail exploratory or development drilling for oil and gas and could limit well servicing opportunities.



FOREIGN INVESTMENTS -- OUR FOREIGN BUSINESS EXPOSES US TO RISKS RELATING TO INCREASED REGULATION AND POLITICAL OR ECONOMIC INSTABILITY WITHIN CERTAIN FOREIGN COUNTRIES.



     We have investments and may make additional investments in Argentina and Canada. We may make other investments outside the United States. Foreign investments are subject to risks relating to the political, social and economic structures of those countries. Risks may include fluctuations in currency valuation, expropriation, confiscatory taxation and nationalization, currency conversion restrictions, increased regulation and approval requirements and governmental policies limiting returns to foreign investors. In fiscal 1998, our foreign operations accounted for less than 10% of our revenues.

DEPENDENCE ON KEY PERSONNEL -- OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE LOSE OUR EXECUTIVE OFFICERS.



     We depend upon the performance of our executive officers. We have entered into employment agreements with these executive officers that contain non-compete provisions. Notwithstanding these agreements, we may not be able to retain our executive officers and may not be able to enforce the non-compete provisions in the employment agreements. We maintain key person life insurance on the lives of certain of our offices, including our chief executive officer. This insurance does not mean that the death or disability of one or more of them would not adversely affect our operations.



YEAR 2000 ISSUE -- THE YEAR 2000 PROBLEM MAY ADVERSELY AFFECT OUR BUSINESS IF OUR SUPPLIERS AND CUSTOMERS DO NOT ADEQUATELY ADDRESS THEIR YEAR 2000 CONCERNS.



     We currently are implementing a new integrated management information system along with updated hardware that will replace most of our current systems. The new management information system will be year 2000 compliant for our systems as well as for those of our past and future acquisitions. Implementation began in July 1998 and is scheduled to be substantially completed by June 1999. Our new management information systems do not cover our Argentine operations, but we have established a separate system, which is year 2000 compliant, that will be implemented in late 1999.



     We have not yet developed a plan to formally communicate with our significant suppliers and customers to determine if those parties have appropriate plans to remedy year 2000 issues when their systems interface with our systems or otherwise have an impact on our operations. We do not anticipate that this will have a material impact on our operations. However, there can be no assurance that the systems of other companies on which we rely will be timely converted, or that failure to successfully convert by another company, or conversion that is incompatible with our systems, would not have an impact on our operations. We currently do not have a contingency plan to cover any unforeseen problems encountered that relate to the year 2000, but we intend to produce one before the end of the current fiscal year.



     The cost of the new management information system is not anticipated to have a material impact on our business. Although we are not aware of any material operational issues or costs associated with preparing our internal systems for the year 2000, there can be no assurance that there will not be a delay in, or increased costs associated with, the implementation of the necessary systems and changes to address the year 2000 issues.



     If we are unable to adequately address the year 2000 issue in a timely manner, the worst case scenario would be that we could suffer significant computer downtime, and billings, payments and collections would revert to manual accounting records. In addition, the inability of our principal suppliers and major customers to be year 2000 compliant could result in delays in product deliveries from those suppliers and collection of accounts receivable.



SHARES ELIGIBLE FOR FUTURE SALE -- THE MARKET PRICE OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET OR THE PERCEPTION THAT SUCH SALES COULD OCCUR.



     As of March 1, 1999, we had 18,293,180 shares of common stock outstanding. As of such date, approximately 10.3 million shares of common stock were issuable upon the exercise of outstanding options, warrants and convertible securities. The market price of the common stock could be adversely affected by sales of substantial amounts of common stock in the public market or the perception that such sales could occur.



VOLATILITY -- THE TRADING PRICE OF OUR SECURITIES COULD BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.



     The trading price of our common stock has been volatile. Factors such as announcements of fluctuations in our or our competitors' operating results and market conditions for oil and gas related stocks in general could have a significant impact on the future trading prices of our securities. In particular, the trading price of the common stock of many oil and gas companies has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of such companies whose stocks were affected. In addition, the trading prices of our securities could be subject to significant fluctuations in response to variations in our prospects and operating results, which may in turn be affected by weakness in oil prices, changes in interest rates and other factors. There can be no assurance that these factors will not have an adverse effect on the trading prices of our securities.



                                USE OF PROCEEDS


     Except as otherwise described in any prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

                              PLAN OF DISTRIBUTION


     The specific terms of the particular securities to be issued will be set forth in a prospectus supplement that will be delivered together with this prospectus. In the case of common stock, a prospectus supplement would include the number of shares to be issued. Terms set forth for the warrants would include the number and terms of the warrants and the number of shares of common stock issuable upon their exercise, including, the exercise price, the terms of the offering, sale, duration and detachability of the warrants. In the case of debt securities, the prospectus supplement would include, where applicable:



     - aggregate principal amount;



     - ranking as senior or subordinated debt securities;



     - maturity;



     - conversion terms;



     - rate or rates (or method of determination);



     - time or times for the payment of interest, if any;



     - any exchangeability;



     - any terms for optional or mandatory redemption or repurchase, or payment of additional amounts or any sinking fund provisions;



     - whether or not such debt securities are guaranteed by our subsidiaries;
       and



     - any other specific terms of such debt securities.



     In the case of preferred stock, the information that will be set forth in a prospectus supplement, will include:



     - specific designation;



     - number of shares;



     - liquidation value;



     - dividend rights;



     - liquidation and redemption rights;



     - voting rights;



     - other rights, including conversion or exchange rights, if any; and



     - any other specific terms.


     We may sell the securities through underwriters, agents or dealers or directly to purchasers. A prospectus supplement will set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us from such sales, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the securities if any are purchased.


     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

     We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named, and any commissions payable by us to an agent will be set forth, in a prospectus supplement relating thereto. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.


     If dealers are used in any of the sales of securities covered by this prospectus, we will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale. The names of the dealers and the terms of the transactions will be set forth in a prospectus supplement.



     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in a prospectus supplement.


     If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

                         DESCRIPTION OF DEBT SECURITIES


     The debt securities will be:



     - our direct unsecured general obligations;



     - either senior debt securities or subordinated debt securities; and



     - will be issued under one or more separate indentures.



     Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Senior debt securities and subordinated debt securities may be guaranteed by certain of our subsidiaries. The debt securities issued may be convertible into shares of our common stock.


     We have summarized selected provisions of the indentures below. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. In the summary, we have included references to section numbers of the indentures so that you can easily locate those provisions. Capitalized terms used in this summary have the meanings used in the indentures.

GENERAL


     - The Indentures do not limit the aggregate principal amount of debt securities that can be issued thereunder. (Section 301)


     - Debt securities may be issued in one or more series, each in an aggregate principal amount authorized by the Company before issuance, and may be in any currency or currency unit that we may designate. (Section 301)


     - Debt securities of a series may be issued in registered or global form. (Sections 201 and 203)



     - The Indentures do not limit the amount of other unsecured indebtedness or securities that we can issue.


     - The senior debt securities will rank equally with all of our other senior debt.


     - The subordinated debt securities will have a junior position to all of our senior debt. (Section 1301)



     We are a holding company that conducts all operations through our subsidiaries. Holders of debt securities generally will have a junior position to claims of creditors of our subsidiaries including trade creditors, debt holders, secured creditors, taxing authorities, guaranty holders and any preferred stockholders. At December 31, 1998, we did not have any outstanding preferred stock and we and our subsidiaries had $849.4 million of outstanding debt.


     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title and type of debt securities being offered;

     - the total principal amount of debt securities being offered;

     - the dates on which the principal of, and premium, if any, on the offered debt securities is payable;

     - the interest rate;

     - the date from which interest will accrue;

     - the interest payment dates;

     - any optional redemption periods;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - whether the debt securities will be convertible into shares of common stock or exchangeable for other of our securities, and if so, the terms of conversion or exchange;

     - events causing acceleration of maturity;

     - any provisions granting special rights to holders when the specified event occurs;

     - any changes to or additional events of default or covenants;

     - any special tax implications of the debt securities; and


     - any other terms of the debt securities. (Section 301)



GUARANTEES



     - Debt securities may be guaranteed by some, but not all, of our subsidiaries.



     - The subsidiaries that will guarantee any guaranteed debt securities are identified in the senior indenture and subordinated indenture relating thereto, each of which is an exhibit to this registration statement.



     - The guarantees will be general obligations of each guarantor.



     - The guarantors will jointly and severally guarantee any of our guaranteed debt securities.



     - Not all of our subsidiaries will be required to guarantee any guaranteed debt securities. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Although not all of our subsidiaries will guarantee any guaranteed debt securities, the guarantor subsidiaries generated over 90% of our consolidated revenues in the 12-month period ended December 31, 1998.



     - The obligations of each guarantor under any subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law.



     - A subsidiary guarantor may not consolidate with or merge into another company unless the surviving company assumes all of the obligations of that guarantor subsidiary pursuant to a supplemental indenture satisfactory to the trustee, and only if immediately after giving effect to the transaction, no default or event of default would exist.


DENOMINATIONS

     The debt securities will be issued in registered form of $1,000 each or multiples thereof. (Section 302)

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities generally will be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture provides that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event:


     - of any insolvency, bankruptcy or similar proceeding involving us or our property; or



     - we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due. (Sections 1301 and 1303)


     The subordinated indenture will not limit the amount of senior debt that we may incur.


     Senior debt is defined to include all notes or other unsecured evidences of indebtedness including our guarantees for money we borrowed, not expressed to be subordinate or junior in right of payment to any of our other indebtedness. (Section 101)


EVENTS OF DEFAULT

     The following are Events of Default under each Indenture:

     - failure to pay principal or any premium on any debt security when due;

     - failure to pay any interest on any debt security when due, continued for 30 days;

     - failure to deposit any mandatory sinking fund payment when due, continued for 30 days;

     - failure to perform any other covenant in the Indenture that continues for 90 days after written notice;

     - certain events of bankruptcy, insolvency or reorganization; and


     - any other Event of Default as may be specified with respect to debt securities of such series. (Section 501)


     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if the Trustee considers withholding of notice to be in the best interest of the holders. (Section 602)

ACCELERATION OF DEBT UPON AN EVENT OF DEFAULT



     If an Event of Default occurs:



     - either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities may declare the principal amount of all the debt securities of the applicable series to be due and payable immediately. (Section 502)


     - If this happens, subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of such series can void the declaration. These conditions include the requirement that we have paid or deposited with the Trustee a sum sufficient to pay all overdue principal and interest payments on the series of debt securities subject to the default. (Section 502)


     If an Event of Default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of either Trustee or any holder. (Section
502)


     Depending on the terms of our indebtedness, an Event of Default under an Indenture may cause a cross default on such other indebtedness.


DUTIES OF TRUSTEE



     Other than its duties in the case of default, the Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders unless the holders offer the Trustee reasonable indemnity. (Section 603)


     If the holders provide reasonable indemnification, the holders of a majority of principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee for any series of debt securities. (Section 512)

COVENANTS

     Under the Indentures, we will:

     - pay the principal, interest and any premium on the debt securities when due;

     - maintain a place of payment;


     - deliver a report to the Trustee at the end of each fiscal year reviewing our obligations under the Indentures; and



     - deposit sufficient funds with any payment agent on or before the due date for any principal, interest or any premium. (Sections 1001, 1002, 1003 and 1005)


MODIFICATION OF INDENTURES


     Under each Indenture, all rights and obligations of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series effected by the modification. No modification of the principal or interest payment terms and no modification reducing the percentage required for modifications is effective against any holder without its consent. (Sections 901 and 902)

CONSOLIDATION, MERGER AND SALE OF ASSETS


     Each Indenture generally permits a consolidation or merger between us and another company. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring company will assume all of our responsibilities and liabilities under the Indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the Indentures. (Sections 801 and 802)



     We will only consolidate or merge with or into any other company or sell all or substantially all of our assets according to the terms and conditions of the Indentures. The remaining or acquiring company will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indenture. Thereafter, the successor company may exercise our rights and powers under any Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor company. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under any Indenture and under the debt securities. (Sections 801 and 802)


DISCHARGE AND DEFEASANCE


     We and the subsidiary guarantors, if any, will be discharged from our obligations under the debt securities of any series if we deposit with the Trustee enough cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration, transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Section 401)


     Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

PAYMENT AND PAYING AGENTS

     Principal, interest and premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the person in whose name the debt securities are registered on the day specified in the Indentures or any prospectus supplement. Payments in other forms will be paid at a place designated by us and specified in a prospectus supplement. (Section 307)

     Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge. (Section 1002)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants.

                          DESCRIPTION OF CAPITAL STOCK


     As of March 1, 1999, our authorized capital stock was 100,000,000 shares, which may be issued as either shares of preferred stock or common stock. As of that date, we had 18,293,180 shares of common stock outstanding and no shares of preferred stock outstanding.


COMMON STOCK

     Listing. Our common stock is listed on the New York Stock Exchange under the symbol "KEG." Any additional common stock we issue will also be listed on the NYSE.

     Dividends. Common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. However, certain of our existing debt agreements contain covenants that currently restrict us from paying dividends. Additionally, in certain cases, common stockholders may not receive dividends until we have satisfied our obligations to any preferred stockholders.

     Fully Paid. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

     Voting Rights. Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive or cumulative voting rights.

     Other Rights. We will notify common stockholders of any stockholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders.

     Transfer Agent and Registrar. Our transfer agent and registrar is American Stock Transfer & Trust Company, New York, New York.

PREFERRED STOCK


     The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock we may offer. If we offer preferred stock, the specific designations and rights will be described in a prospectus supplement and a description will be filed with the SEC.


     Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

     The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

                            DESCRIPTION OF WARRANTS

     We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. The terms of warrants will be set forth in a prospectus supplement which will describe, among other things, the designation of the warrants, the securities into which the warrants are exercisable, the exercise price, the aggregate number of warrants to be issued, the principal amount of securities purchasable upon exercise of each warrant, the price or prices at which each warrant will be issued, the procedures for exercising the warrants, the date upon which the exercise of warrants will commence, and the expiration date, and any other material terms of the warrants.

                                 LEGAL MATTERS


     Certain legal matters relating to the validity of the common stock, preferred stock, debt securities and warrants will be passed upon by Porter & Hedges, L.L.P., Houston, Texas.


                                    EXPERTS


     The consolidated financial statements of the Company and subsidiaries as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



     The consolidated financial statements of Dawson Production Services, Inc. and subsidiaries as of March 31, 1998 and 1997, and for each of the years in the three-year period ended March 31, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and commissions.

Registration Fee Under Securities Act.......................   $139,000
Legal Fees..................................................     15,000
Accounting Fees.............................................      5,000
Printing and Engraving......................................     25,000
Miscellaneous Fees..........................................     16,000
                                                               --------
          Total.............................................   $200,000
                                                               ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 2-418 of the Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding against judgments, penalties, fines, settlements and reasonable expenses, unless it is established that:



     - the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was a result of deliberate dishonesty;



     - the director actually received an improper personal benefit; or


     - in a criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful.

     A director may not be indemnified in any proceeding charging improper personal benefit if the director was adjudged to be liable on the basis that personal benefit was improperly received and, in a derivative action, there shall not be indemnification if a director has been adjudged liable to the corporation. A director or officer of a corporation who has been successful in the defense of any proceeding shall be indemnified against reasonable costs incurred in such defense. Indemnification may not be made unless authorized for a specific proceeding after determination by the board of directors, special legal counsel or the stockholders that indemnification is permissible because the director has met the requisite standard of conduct.


     Article Seventh of the Company's Amended and Restated Articles of Incorporation, as amended (the "Charter"), provides that the Company shall indemnify:



     - its directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law; and


     - other employees and agents to such extent as shall be authorized by the Board of Directors or the Company's By-Laws and be permitted by law.

     The foregoing rights of indemnification are not exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by Maryland law. Furthermore, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that exculpation from liability is not permitted under Maryland law as in effect when such breach occurred. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the limitations on liability provided to directors and officers with respect to acts or omissions occurring prior to such amendment or repeal.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
           4.1           -- Form of Senior Indenture
           4.2           -- Form of Subordinated Indenture
          *4.3           -- Form of Senior Indenture with Guarantors
          *4.4           -- Form of Subordinated Indenture with Guarantors
           5.1           -- Opinion of Porter & Hedges, L.L.P.
          12.1           -- Statement Regarding Computation of Ratios of Earnings to
                            Fixed Charges
          23.1           -- Consent of Porter & Hedges, L.L.P. (included in Exhibit
                            5.1)
          23.2           -- Consent of KPMG LLP
          23.3           -- Consent of KPMG LLP
          24.1           -- Power of Attorney (included on signature page)
          24.2           -- Power of Attorney for Guarantors (included on signature page)
         *25.1           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 for Senior Debt
         *25.2           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 for Subordinated Debt
         *25.3           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 for Senior Debt with
                            Guarantors
         *25.4           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 for Subordinated Debt with
                            Guarantors


-------------------------

* To be filed by amendment.


     (b) Financial Statement Schedules


     Schedules are omitted since the information required to be submitted has been included in the Consolidated Financial Statements of Key Energy Group, Inc., or the notes thereto, or the required information is not applicable.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


          (4) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.



          (5) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is public policy as expressed in such Act and will be governed by the final adjudication of such issue.


     With respect to the Indentures referred to in Exhibits 4.1, 4.2, 4.3 and
4.4 of this Registration Statement, the Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the "TIA") in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under section 305(b)(2) of the TIA.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Key Energy Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Brunswick, State of New Jersey on March 10, 1999.



                                            KEY ENERGY SERVICES, INC.


                                            By:     /s/ FRANCIS D. JOHN
                                              ----------------------------------
                                                       Francis D. John,
                                                President and Chief Executive
                                                            Officer




                   SIGNATURES                                     TITLE                       DATE
                   ----------                                     -----                       ----

                       *                            President, Chief Executive           March 10, 1999
------------------------------------------------    Officer, and Director (Principal
                Francis D. John                     Executive Officer)

                       *                            Director                             March 10, 1999
------------------------------------------------
                William D. Manly

                       *                            Director                             March 10, 1999
------------------------------------------------
                Morton Wolkowitz

                       *                            Director                             March 10, 1999
------------------------------------------------
               David J. Breazzano

                       *                            Director                             March 10, 1999
------------------------------------------------
                Kevin P. Collins

                       *                            Director                             March 10, 1999
------------------------------------------------
               W. Phillip Marcum

                       *                            Executive Vice President, Chief      March 10, 1999
------------------------------------------------    Financial Officer and Treasurer
              Stephen E. McGregor                   (Principal Financial Officer)

                   SIGNATURES                                     TITLE                       DATE
                   ----------                                     -----                       ----

                       *                            Vice President of Financial          March 10, 1999
------------------------------------------------    Operations (Principal Accounting
                 Danny R. Evatt                     Officer)



*By:          /s/ JACK D. LOFTIS, JR.

-------------------------------------------------

               Jack D. Loftis, Jr.,


                Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Guarantors, as listed below, certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf of the undersigned, thereunto duly authorized, in the City of East Brunswick, State of New Jersey on March 11, 1999.



                                          RAM OIL WELL SERVICE, INC., ROWLAND
                                          TRUCKING COMPANY, YALE E. KEY, INC.,
                                          JETER SERVICE CO., WELLTECH MID-
                                          CONTINENT, INC., INDUSTRIAL OILFIELD
                                          SUPPLY, INC., JETER TRANSPORTATION,
                                          INC., JETER WELL SERVICE, INC.,
                                          WELL-CO OIL SERVICE, INC., LANDMARK
                                          FISHING & RENTAL, INC., PATRICK WELL
                                          SERVICE, INC., KEY FOUR CORNERS, INC.,
                                          DAWSON PRODUCTION MANAGEMENT, INC.,
                                          KEY ENERGY SERVICES -- SOUTH TEXAS,
                                          INC., KEY ENERGY
                                          SERVICES -- CALIFORNIA, INC., DUNBAR
                                          WELL SERVICE, INC., MOSLEY WELL
                                          SERVICE, INC., FRONTIER WELL SERVICE,
                                          INC., UPDIKE BROTHERS, INC., KEY ROCKY
                                          MOUNTAIN, INC., WATSON OILFIELD
                                          SERVICE & SUPPLY, INC., J.W. GIBSON
                                          WELL SERVICE COMPANY, BROOKS WELL
                                          SERVICING, INC., KEY ENERGY DRILLING,
                                          INC., WELLTECH EASTERN, INC., KALKASKA
                                          OILFIELD SERVICES, INC., ODESSA
                                          EXPLORATION INCORPORATED, DAWSON
                                          PRODUCTION TAYLOR, INC. AND DAWSON
                                          PRODUCTION ACQUISITION CORP.


                                          By:    /s/ STEPHEN E. MCGREGOR
                                            ------------------------------------

                                            Stephen E. McGregor, Vice President



                                          DAWSON PRODUCTION PARTNERS, L.P.



                                          By: DAWSON PRODUCTION MANAGEMENT, INC.
                                              AS SOLE GENERAL PARTNER



                                          By:      /s/ FRANCIS D. JOHN

                                            ------------------------------------

                                               Francis D. John, President and
                                                           Director

                               POWER OF ATTORNEY



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and directors of the Guarantors, as listed below, hereby severally constitutes and appoints Francis D. John and Jack D. Loftis, Jr., and each of them, to sign for him, and in his name in the capacity indicated below, such Registration Statement on Form S-3 and for the purpose of registering such securities under the Securities Act of 1933, as amended, and any and all amendments thereto, including without limitation any registration statements or post-effective amendment thereof filed under and meeting the requirements of Rule 462(b) under the Securities Act, hereby ratifying and confirming our signatures as they may be signed by our attorneys to such Registration Statement and any and all amendments thereto.



                     SIGNATURES                                      TITLE                        DATE
                     ----------                                      -----                        ----
RAM OIL WELL SERVICE, INC., ROWLAND TRUCKING COMPANY AND YALE E. KEY, INC.

               /s/ JAMES J. BYERLOTZER                 President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                 James J. Byerlotzer

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President (Principal             March 11, 1999
-----------------------------------------------------    Financial Officer)
                 Stephen E. McGregor

                  /s/ MATT SIMMONS                     Treasurer (Principal Accounting       March 11, 1999
-----------------------------------------------------    Officer)
                    Matt Simmons

JETER SERVICE CO.

                /s/ MICHAEL R. FURROW                  President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                  Michael R. Furrow

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President and Director           March 11, 1999
-----------------------------------------------------    (Principal Financial Officer)
                 Stephen E. McGregor

               /s/ JACK D. LOFTIS, JR.                 Director                              March 11, 1999
-----------------------------------------------------
                 Jack D. Loftis, Jr.

                   /s/ JAMES BURGE                     Treasurer (Principal Accounting       March 11, 1999
-----------------------------------------------------    Officer)
                     James Burge

WELL-CO OIL SERVICE, INC.

               /s/ JAMES J. BYERLOTZER                 President                             March 11, 1999
-----------------------------------------------------    (Principal Executive Officer)
                 James J. Byerlotzer

                     SIGNATURES                                      TITLE                        DATE
                     ----------                                      -----                        ----

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President (Principal             March 11, 1999
-----------------------------------------------------    Financial Officer)
                 Stephen E. McGregor

                  /s/ MATT SIMMONS                     Treasurer (Principal Accounting       March 11, 1999
-----------------------------------------------------    Officer)
                    Matt Simmons

WELLTECH MID-CONTINENT, INC., INDUSTRIAL OILFIELD SUPPLY, INC., JETER TRANSPORTATION, INC. AND JETER WELL
SERVICE, INC.

                /s/ MICHAEL R. FURROW                  President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                  Michael R. Furrow

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President (Principal             March 11, 1999
-----------------------------------------------------    Financial Officer)
                 Stephen E. McGregor

                   /s/ JAMES BURGE                     Treasurer (Principal Accounting       March 11, 1999
-----------------------------------------------------    Officer)
                     James Burge

UPDIKE BROTHERS, INC. AND KEY ROCKY MOUNTAIN, INC.

                 /s/ DAVID W. UPDIKE                   President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                   David W. Updike

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President (Principal             March 11, 1999
-----------------------------------------------------    Financial Officer)
                 Stephen E. McGregor

                 /s/ RICHARD PARRISH                   Treasurer (Principal Accounting       March 11, 1999
-----------------------------------------------------    Officer)
                   Richard Parrish

WATSON OILFIELD SERVICE & SUPPLY, INC.

                 /s/ DAVID W. UPDIKE                   President                             March 11, 1999
-----------------------------------------------------    (Principal Executive Officer)
                   David W. Updike

               /s/ STEPHEN E. MCGREGOR                 Vice President (Principal             March 11, 1999
-----------------------------------------------------    Financial Officer) and Director
                 Stephen E. McGregor

                     SIGNATURES                                      TITLE                        DATE
                     ----------                                      -----                        ----

                 /s/ RICHARD PARRISH                   Controller and Treasurer              March 11, 1999
-----------------------------------------------------    (Principal Accounting Officer)
                   Richard Parrish

J.W. GIBSON WELL SERVICE COMPANY

                 /s/ DAVID W. UPDIKE                   President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                   David W. Updike

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President (Principal             March 11, 1999
-----------------------------------------------------    Financial Officer)
                 Stephen E. McGregor

                /s/ MARK CHRISTENSEN                   Treasurer (Principal Accounting       March 11, 1999
-----------------------------------------------------    Officer)
                  Mark Christensen

BROOKS WELL SERVICING, INC.

               /s/ WILLIAM C. MCCURDY                  President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                 William C. McCurdy

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President (Principal             March 11, 1999
-----------------------------------------------------    Financial Officer)
                 Stephen E. McGregor

                   /s/ DAVID BAKER                     Controller and Treasurer              March 11, 1999
-----------------------------------------------------    (Principal Accounting Officer)
                     David Baker

LANDMARK FISHING & RENTAL, INC. AND PATRICK WELL SERVICE, INC.

                /s/ MICHAEL R. FURROW                  President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                  Michael R. Furrow

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President (Principal             March 11, 1999
-----------------------------------------------------    Financial Officer)
                 Stephen E. McGregor

               /s/ JACK D. LOFTIS, JR.                 Treasurer (Principal Accounting       March 11, 1999
-----------------------------------------------------    Officer)
                 Jack D. Loftis, Jr.

                     SIGNATURES                                      TITLE                        DATE
                     ----------                                      -----                        ----
KEY ENERGY DRILLING, INC.

               /s/ JAMES J. BYERLOTZER                 President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                 James J. Byerlotzer

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Executive Vice President              March 11, 1999
-----------------------------------------------------    (Principal Financial Officer)
                 Stephen E. McGregor

                /s/ RONALD T. MCCLUNG                  Treasurer (Principal Accounting       March 11, 1999
-----------------------------------------------------    Officer)
                  Ronald T. McClung

KEY FOUR CORNERS, INC.

                 /s/ FRANCIS D. JOHN                   President and Director (Principal     March 11, 1999
-----------------------------------------------------    Executive Officer)
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President (Principal             March 11, 1999
-----------------------------------------------------    Financial Officer)
                 Stephen E. McGregor

                 /s/ MICHAEL PALMER                    Treasurer (Principal Accounting       March 11, 1999
-----------------------------------------------------    Officer)
                   Michael Palmer

WELLTECH EASTERN, INC.

                 /s/ KENNETH C. HILL                   President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                   Kenneth C. Hill

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President (Principal             March 11, 1999
-----------------------------------------------------    Financial Officer)
                 Stephen E. McGregor

                 /s/ WILLIAM ZEHNDER                   Treasurer (Principal Accounting       March 11, 1999
-----------------------------------------------------    Officer)
                   William Zehnder

KALKASKA OILFIELD SERVICES, INC.

                 /s/ KENNETH C. HILL                   President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                   Kenneth C. Hill

               /s/ STEPHEN E. MCGREGOR                 Vice President (Principal             March 11, 1999
-----------------------------------------------------    Financial Officer)
                 Stephen E. McGregor

                 /s/ WILLIAM ZEHNDER                   Treasurer (Principal Accounting       March 11, 1999
-----------------------------------------------------    Officer)
                   William Zehnder

                     SIGNATURES                                      TITLE                        DATE
                     ----------                                      -----                        ----

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

ODESSA EXPLORATION INCORPORATED

                 /s/ D. KIRK EDWARDS                   President, Chief Executive Officer    March 11, 1999
-----------------------------------------------------    and Treasurer (Principal
                   D. Kirk Edwards                       Executive Officer and Principal
                                                         Accounting Officer)

                 /s/ DANNY R. EVATT                    Chief Financial Officer (Principal    March 11, 1999
-----------------------------------------------------    Financial Officer)
                   Danny R. Evatt

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

DAWSON PRODUCTION MANAGEMENT, INC., AND KEY ENERGY SERVICES -- CALIFORNIA, INC.

                 /s/ FRANCIS D. JOHN                   President and Director (Principal     March 11, 1999
-----------------------------------------------------    Executive Officer)
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President and Treasurer          March 11, 1999
-----------------------------------------------------    (Principal Financial Officer and
                 Stephen E. McGregor                     Principal Accounting Officer)

DUNBAR WELL SERVICE, INC.

                 /s/ DAVID W. UPDIKE                   President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                   David W. Updike

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President and Director           March 11, 1999
-----------------------------------------------------    (Principal Financial Officer and
                 Stephen E. McGregor                     Principal Accounting Officer)

               /s/ JACK D. LOFTIS, JR.                 Director                              March 11, 1999
-----------------------------------------------------
                 Jack D. Loftis, Jr.

KEY ENERGY SERVICES -- SOUTH TEXAS, INC.

               /s/ WILLIAM C. MCCURDY                  President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                 William C. McCurdy

                     SIGNATURES                                      TITLE                        DATE
                     ----------                                      -----                        ----

               /s/ STEPHEN E. MCGREGOR                 Vice President and Treasurer          March 11, 1999
-----------------------------------------------------    (Principal Financial Officer and
                 Stephen E. McGregor                     Principal Accounting Officer)

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

FRONTIER WELL SERVICE, INC.

                 /s/ DAVID W. UPDIKE                   President (Principal Executive        March 11, 1999
-----------------------------------------------------    Officer)
                   David W. Updike

                 /s/ FRANCIS D. JOHN                   Director                              March 11, 1999
-----------------------------------------------------
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President and Director           March 11, 1999
-----------------------------------------------------    (Principal Financial Officer and
                 Stephen E. McGregor                     Principal Accounting Officer)

DAWSON PRODUCTION TAYLOR, INC. AND DAWSON PRODUCTION ACQUISITION CORP.

               /s/ JOAN L. DOBRZYNSKI                  President and Director (Principal     March 11, 1999
-----------------------------------------------------    Executive Officer)
                 Joan L. Dobrzynski

              /s/ FRANCIS B. JACOBS, II                Vice President, Treasurer and         March 11, 1999
-----------------------------------------------------    Director (Principal Accounting
                Francis B. Jacobs, II                    Officer)

               /s/ STEPHEN E. MCGREGOR                 Vice President (Principal             March 11, 1999
-----------------------------------------------------    Financial Officer)
                 Stephen E. McGregor

               /s/ VICTORIA L. GARRETT                 Director                              March 11, 1999
-----------------------------------------------------
                 Victoria L. Garrett

DAWSON PRODUCTION PARTNERS, L.P.
BY: DAWSON PRODUCTION MANAGEMENT, INC. AS SOLE GENERAL PARTNER

                 /s/ FRANCIS D. JOHN                   President and Director (Principal     March 11, 1999
-----------------------------------------------------    Executive Officer)
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President and Treasurer          March 11, 1999
-----------------------------------------------------    (Principal Financial Officer and
                 Stephen E. McGregor                     Principal Accounting Officer)

                     SIGNATURES                                      TITLE                        DATE
                     ----------                                      -----                        ----
MOSLEY WELL SERVICE, INC.

                 /s/ FRANCIS D. JOHN                   President and Director (Principal     March 11, 1999
-----------------------------------------------------    Executive Officer)
                   Francis D. John

               /s/ STEPHEN E. MCGREGOR                 Vice President and Director           March 11, 1999
-----------------------------------------------------    (Principal Financial Officer)
                 Stephen E. McGregor

               /s/ JACK D. LOFTIS, JR.                 Director                              March 11, 1999
-----------------------------------------------------
                 Jack D. Loftis, Jr.

                                    EXHIBITS


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
           4.1           -- Form of Senior Indenture
           4.2           -- Form of Subordinated Indenture
          *4.3           -- Form of Senior Indenture with Guarantors
          *4.4           -- Form of Subordinated Indenture with Guarantors
           5.1           -- Opinion of Porter & Hedges, L.L.P.
          12.1           -- Statement Regarding Computation of Ratios of Earnings to
                            Fixed Charges
          23.1           -- Consent of Porter & Hedges, L.L.P. (included in Exhibit
                            5.1)
          23.2           -- Consent of KPMG LLP
          23.3           -- Consent of KPMG LLP
          24.1           -- Power of Attorney (included on signature page)
          24.2           -- Power of Attorney for Guarantors (included on signature page)
         *25.1           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 for Senior Debt
         *25.2           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 for Subordinated Debt
         *25.3           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 for Senior Debt with
                            Guarantors
         *25.4           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 for Subordinated Debt with
                            Guarantors


-------------------------


* To be filed by amendment.